Exhibit 1

Deswell Announces $4 Million Stock Buyback Plan

MACAO--(BUSINESS WIRE)--March 14, 2012--Deswell Industries, Inc. (Nasdaq: DSWL) today announced that its board of directors unanimously approved on March 14, 2012, a share repurchase program authorizing Deswell’s management to purchase up to US$4 million of Deswell’s outstanding common shares during the next two years.. The authorized repurchases are to be made from time to time in open-market transactions, in block transactions or through privately negotiated transactions. The timing, volume and nature of share repurchases will be at the sole discretion of management, will be dependent on market conditions and other factors and are intended to be subject to Securities and Exchange Commission (SEC) Rule 10b-18 requirements. It is also expected that such share repurchases will be effected in accordance with a plan in conformity with SEC Rule 10b5-1. The program does not obligate Deswell to acquire any particular number or dollar amount of its common shares and may be suspended, modified, extended or discontinued at any time. No assurance can be given that any particular number or dollar amount of common stock will be repurchased.

"The stock buyback plan affirms our confidence in the long-term prospects for our Company,” stated Franki Tse, chief executive officer. “It is facilitated by our strong capital structure and liquidity and not only does it represent a good investment for our Company, but it also demonstrates our commitment to increase shareholder value.”

As of December 31, 2011, Deswell had approximately $28 million in cash and Deswell intends to use available cash balances to fund the share repurchase program.

About Deswell

Deswell manufactures injection-molded plastic parts and components, electronic products and subassemblies, and metallic products for original equipment manufacturers (“OEMs”) and contract manufacturers at its factories in the People’s Republic of China. The Company produces a wide variety of plastic parts and components used in the manufacture of consumer and industrial products; printed circuit board assemblies using surface mount (“SMT”) and finished products such as telephones, telephone answering machines, sophisticated studio-quality audio equipment and computer peripherals. The Company’s customers include Vtech Telecommunications Ltd. and Digidesign Inc.

To learn more about Deswell Industries, Inc., please visit the Company’s website at www.deswell.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar statements. The accuracy of these forward-looking statements may be impacted by a number of business risks and uncertainties that could cause Deswell’s actual results to differ materially from those projected or anticipated, including: the risk that the share repurchase program will not increase shareholder value, that Deswell’s long-term prospects as currently anticipated by management will not be achieved, that Deswell’s cash balances will remain sufficient in the future to fund the share repurchase program and other risks discussed in Deswell’s filings with the SEC, including factors which cause our revenues and income to fall short of anticipated levels or overhead expenses to increase; that result from our dependence on a few major customers, from vigorous competition forcing product price reductions or discounts, from the timing and amount of significant orders from our relatively few large customers; that occur from increases in resin prices that cannot be passed on to customers, unexpected production delays in production of our products, increases in obsolete inventory or product returns; result in losses from fraudulent activity of our customers or employees; adverse effects from labor shortages or increased labor costs, changes in the mix of product products we manufacture and sell, caused by currency fluctuations in the renminbi or the Hong Kong dollar when translated to US dollars; adverse effects on our business from potential new accounting pronouncements, future travel restrictions or quarantines associated with major health problems; or result from a further downturn in general economic activity.

For further information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” section of Company’s Annual Report on Form 20-F, copies of which may be obtained from the Website maintained by the Securities and Exchange Commission at http://www.sec.gov.

All information in this release is made as of the date of this press release. Deswell undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Deswell’s expectations except as required by law.

CONTACT:
Investor Relations:
Institutional Marketing Services (IMS)
John Nesbett/Jennifer Belodeau, 203-972-9200